EXHIBIT 99.1

Press Release

For Immediate Release

Contact: Bruce Walsh, Executive Vice-President and Chief Financial Officer

(401) 847-5500

Newport Bancorp, Inc. Reports Results for Fourth Quarter and Year-End of 2012.

Newport, Rhode Island, January 25, 2013. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank”), today announced earnings for the quarter and year ended December 31, 2012. For the quarter ended December 31, 2012, the Company reported net income of $489,000, or $0.14 per diluted share, compared to net income of $432,000, or $0.13 per diluted share, for the quarter ended December 31, 2011. For the year ended December 31, 2012, the Company reported net income of $1.6 million, or $0.46 per diluted share, compared to net income of $1.5 million, or $0.44 per diluted share for the year ended December 31, 2011.

During the year ended December 31, 2012, the Company’s assets decreased by $4.5 million, or 1.0%, to $449.4 million. The decrease in assets was concentrated in securities, which decreased by $13.9 million, or 38.4%, and a $1.2 million, or 8.3%, decrease in premises and equipment, offset in part by a $5.0 million, or 16.0%, increase in cash and cash equivalents and a $6.5 million, or 1.9%, increase in net loans. The decrease in securities was attributable to principal payments received on the mortgage-backed securities, which contributed to the increase in cash and cash equivalents. The decrease in net premises and equipment is attributable to the sale of the former Westerly, Rhode Island branch and normal depreciation and amortization. The loan portfolio increase was attributable to an increase in residential mortgages (an increase of $20.7 million, or 9.9%), partially offset by decreases in home equity loans and lines (a decrease of $2.6 million, or 13.3%), commercial mortgages (a decrease of $10.1 million, or 8.5%), commercial loans (a decrease of $118,000, or 10.6%), and construction loans (a decrease of $899,000, or 17.9%).

For the year ended December 31, 2012, deposit balances increased by $24.9 million, or 9.4%. The increase in deposits occurred in NOW/Demand accounts (an increase of $18.1 million, or 16.0%), savings accounts (an increase of $6.3 million, or 19.5%) and time deposit accounts (an increase of $5.1 million, or 7.2%), partially offset by a decrease in money market accounts (a decrease of $4.6 million, or 9.4%).

Total stockholders’ equity at December 31, 2012 was $53.2 million compared to $51.7 million at December 31, 2011. The increase was primarily attributable to net income and stock-based compensation credits.

Net interest income decreased to $3.4 million for the quarter ended December 31, 2012 from $3.7 million for the quarter ended December 31, 2011, a decrease of 7.1%. Net interest income for the year ended December 31, 2012 was $13.8 million, compared to $14.9 million for the year ended December 31, 2011, a decrease of 7.6%. The decrease in net interest income during the 2012 periods was primarily due to a decrease in the interest earned on loans and securities, partially offset by a decrease in the expense from deposits and borrowings.

The average yield on interest-earning assets for the year ended December 31, 2012 was 4.75%, compared to 5.25% for the year ended December 31, 2011. This decline in the yield was partially offset by an increase in the average balance of interest-earning assets, resulting in a decrease of $1.9 million of income earned on such assets. The average cost of interest-bearing liabilities decreased to 1.54% for the year ended December 31, 2012 from 1.76% for the year ended December 31, 2011, resulting in a $751,000 decrease in total interest expense. The average balance of interest-bearing deposits increased $4.3 million, or 1.9%, for the year ended December 31, 2012, as the average cost of interest-bearing deposits decreased by 26 basis points in the year ended December 31, 2012, resulting in a $560,000 decrease in interest expense on such deposits. For the year ended December 31, 2012, the interest rate spread decreased to 3.21% from 3.50% for the year ended December 31, 2011, a decrease of 29 basis points.

Non-performing assets totaled $2.2 million, or 0.48% of total assets, at December 31, 2012, compared to $2.7 million, or 0.61% of total assets, at December 31, 2011. Non-performing assets at December 31, 2012 consisted of four commercial real estate loans totaling $1.6 million, two one-to-four family residential real estate loans totaling $518,000 and one home equity loan totaling $56,000. Net charge-offs for the quarter ended December 31, 2012 and December 31, 2011 totaled $28,000 and $51,000, respectively. Net charge-offs for the years ended December 31, 2012 and 2011 were $696,000 and $1.1 million, respectively. The loan loss provision for the fourth quarter of 2012 was $221,000, compared to $92,000 for the fourth quarter of 2011. The loan loss provision for the years ended December 31, 2012 and December 31, 2011 was $1.0 million and $1.1 million, respectively. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The 2012 provision decreased compared to the 2011 provision due to changes in the loan portfolio mix, a decrease in non-performing loans and a decrease in charge-offs, offset by loan growth and an increase in allocated reserves for loans that have been restructured.

Non-interest income for the fourth quarter of 2012 totaled $737,000, an increase of $160,000, or 27.7%, compared to the fourth quarter of 2011. For the year ended December 31, 2012, non-interest income totaled $2.5 million, an increase of $71,000, or 3.0%, compared to the year ended December 31, 2011. The increase in non-interest income between the two years and two quarters was primarily due to an increase in bank-owned life insurance income as a result of life insurance proceeds, partially offset by a decrease in customer service fees earned on checking accounts.

Non-interest expenses decreased to $3.3 million for the quarter ended December 31, 2012 from $3.5 million for the quarter ended December 31, 2011, a decrease of 6.2%. The decrease between periods is attributable to decreases in salaries and employee benefits, marketing costs and other general and administrative expenses, partially offset by increases in data processing costs, professional fees and FDIC insurance costs. For the year ended December 31, 2012, non-interest expenses totaled $13.0 million, a $961,000 decrease, or 6.9%, compared to the year ended December 31, 2011. The decrease in total non-interest expense between the two years is attributable to decreases in salaries and employee benefits, marketing costs and other general and administrative expenses, partially offset by increases in data processing costs and professional fees. The decrease in salaries and benefits is primarily due to a decrease in salary costs and a reduction in the stock-based compensation expense associated with option grants and restricted stock awards. The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the 2011 period compared to the 2012 period. The decrease in marketing costs is a result of a continued effort by management to reduce advertising and marketing expenses. The decrease in other general and administrative expenses is primarily due to decreases in foreclosed real estate and stationery and office supply expenses.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2012	2011
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$20,311	$19,739
Short-term investments	15,732	11,335
Cash and cash equivalents	36,043	31,074

Securities held to maturity, at amortized cost	22,307	36,220
Federal Home Loan Bank stock, at cost	5,588	5,730
Loans	359,069	352,201
Allowance for loan losses	(4,031)	(3,709)
Loans, net	355,038	348,492

Premises and equipment	13,489	14,706
Accrued interest receivable	1,118	1,268
Net deferred tax asset	2,848	2,809
Bank-owned life insurance	11,456	11,088
Foreclosed real estate	—	839
Prepaid FDIC insurance	423	734
Other assets	1,103	949
Total assets	$449,413	$453,909

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$289,674	$264,769
Long-term borrowings	102,797	133,696
Accrued expenses and other liabilities	3,787	3,790
Total liabilities	396,258	402,255

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,085	50,282
Retained earnings	21,843	20,282
Unearned compensation (208,143 and 272,786 shares at
December 31, 2012 and December 31, 2011, respectively)	(2,081)	(2,413)
Treasury stock, at cost (1,378,627 shares and 1,371,943 shares at December 31, 2012 and December 31, 2011, respectively)	(16,741)	(16,546)
Total stockholders’ equity	53,155	51,654
Total liabilities and stockholders’ equity	$449,413	$453,909

NEWPORT BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$4,317	$4,661	$17,800	$19,176
Securities	319	471	1,510	2,041
Other interest-earning assets	25	17	75	48
Total interest and dividend income	4,661	5,149	19,385	21,265

Interest expense:
Deposits	284	360	1,190	1,750
Short-term borrowings	—	—	—	3
Long-term borrowings	987	1,139	4,390	4,578
Total interest expense	1,271	1,499	5,580	6,331

Net interest income	3,390	3,650	13,805	14,934
Provision for loan losses	221	92	1,019	1,121

Net interest income, after provision for loan losses	3,169	3,558	12,786	13,813

Non-interest income:
Customer service fees	478	462	1,880	1,929
Bank-owned life insurance	254	97	532	383
Miscellaneous	5	18	45	74
Total non-interest income	737	577	2,457	2,386

Non-interest expenses:
Salaries and employee benefits	1,739	1,974	6,885	7,699
Occupancy and equipment	546	538	2,192	2,185
Data processing	435	397	1,682	1,564
Professional fees	187	102	670	535
Marketing	121	181	577	711
FDIC Insurance	78	17	339	343
Other general and administrative	147	260	661	930
Total non-interest expenses	3,253	3,469	13,006	13,967

Income before income taxes	653	666	2,237	2,232

Provision for income taxes	164	234	676	782

Net income	$489	$432	$1,561	$1,450

Weighted-average shares outstanding:
Basic	3,287,243	3,317,328	3,306,817	3,315,369
Diluted	3,389,758	3,317,328	3,358,452	3,329,082

Earnings per share:
Basic	$0.15	$0.13	$0.47	$0.44
Diluted	$0.14	$0.13	$0.46	$0.44